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                                                                Exhibit 99.22(i)

                                 April 28, 2005

Lord Abbett Series Fund, Inc.
90 Hudson Street
Jersey City, NJ 07302-3972

Dear Sirs:

     You have requested our opinion in connection with your filing of Post-Effective Amendment No. 27 to the Registration Statement on Form N-1A (the "Amendment") under the Securities Act of 1933, as amended (Amendment No. 27 under the Investment Company Act of 1940, as amended), of Lord Abbett Series Fund, Inc., a Maryland Corporation (the "Company"), and in connection therewith your registration of shares of beneficial interest, with a par value of $.001 each, of the following series and classes of the Company (collectively, the "Shares"): Growth and Income Portfolio (Variable Contract Class); and classes of shares designated International Portfolio, Mid-Cap Value Portfolio, Bond-Debenture Portfolio, All Value Portfolio, America's Value Portfolio, and Growth Opportunities Portfolio.

     We have examined and relied upon originals, or copies certified to our satisfaction, of such company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

     We are of the opinion that the Shares issued in the continuous offering have been duly authorized and, assuming the issuance of the Shares for cash at net asset value and receipt by the Company of the consideration therefor as set forth in the Amendment and that the number of shares issued does not exceed the number authorized, the Shares will be validly issued, fully paid, and nonassessable.

     We express no opinion as to matters governed by any laws other than Title 2 of the Maryland Code: Corporations and Associations. We consent to the filing of this opinion solely in connection with the Amendment. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                       WILMER CUTLER PICKERING
                                       HALE AND DORR LLP


                                       By: /s/ Matthew A. Chambers
                                           -----------------------
                                           Matthew A. Chambers, a partner